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                                 EXHIBIT 6.11

                       REVENUE PARTICIPATION AND OPTION
                             TO PURCHASE AGREEMENT

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3329K


                           REVENUE PARTICIPATION AND
                         OPTION TO PURCHASE AGREEMENT


     THIS REVENUE PARTICIPATION AND OPTION TO PURCHASE AGREEMENT (the "Agreement") is entered into and effective as of September 23, 1999, by and between INTERNATIONAL COMMUNICATIONS ENTERPRISES LTD., a United Kingdom corporation ("ICE") and GLOBAL TELEPHONE COMMUNICATION, INC. a Nevada corporation ("GTC")

                                  1. RECITALS

     This Agreement is entered into with reference to and in contemplation of the following facts, circumstances and representations:

     1. ICE has entered into various agreements with First Telecom of Hong Kong ("FT") to jointly participate in the development, organization and termination of international phone, fax and data traffic (collectively the "ICE/FT Venture").

     2. GTC desires to make an investment in ICE for the purposes of providing the financial resources necessary to assist ICE in carrying out responsibilities resulting from the ICE/FT Venture and in accordance with the terms and set forth herein.

                          2. TERMS AND CONDITIONS OF
                             REVENUE PARTICIPATION

     2.1 AMOUNT OF INVESTMENT: GTC agrees to make investments in the total amount of L150,000.

     2.2 PERCENTAGE OF GROSS REVENUE PARTICIPATION: GTC shall receive twenty five percent (25%) of the gross revenue due to ICE from all activities generated by the ICE/FT Venture on a monthly basis. GTC shall receive this percentage for a period of time beginning with the first month of revenue generation and ending when ICE's revenue participation from the ICE/FT Venture has exceeded L500,000 for 12 individual months, GTC's gross revenue participation will decrease to twelve and one-half percent (12 1/2%) of the gross revenue due to ICE from all activities generated by the ICE/FT Venture, on a monthly basis, for the duration of the ICE/FT Venture.


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    2.2    DISTRIBUTION OF GROSS REVENUE:  The gross revenue shall be a tri-party agreement between ICE, FT and GTC regarding the distribution of gross revenue generated by the ICE/FT Venture that is to be approved by GTC.

    2.3 GRANT OF STOCK OPTIONS: As additional consideration for the investment by GTC pursuant to this Agreement, ICE hereby grants to GTC an option to purchase ten percent (10%) of the common stock or common stock equivalents of ICE on a fully diluted basis for the cash sum of L600,000. The term of the option shall expire three (3) years from the date of execution of its Agreement.

    2.4 DUE DILIGENCE REQUIREMENTS: This Agreement is specifically conditioned upon the satisfactory completion of due diligence by GTC, the approval of the Board of Directors of GTC and the approval of the ICE shareholders.


        3. COOPERATION, ARBITRATION, INTERPRETATION
               MODIFICATION AND ATTORNEY FEES

    3.1 COOPERATION OF PARTIES: The parties further agree that they will do all things necessary to accomplish and facilitate the purpose of this Agreement and that they will sign and execute any and all documents necessary to bring about and perfect the purposes of this Agreement.

    3.2 ARBITRATION: The parties hereby submit all controversies, claims and matters of difference arising out of this Agreement to arbitration in San Diego, California according to the rules and practices of the American Arbitration Association from time to time in force. This submission and agreement to arbitrate shall be specifically enforceable. The Agreement shall further be governed by the laws of the State of Nevada.

    3.3 INTERPRETATION OF AGREEMENT: The parties agree that should any provision of this Agreement be found to be ambiguous in any way, such ambiguity shall not be resolved by construing such provisions or any part of or the entire Agreement in favor of or against any party herein, but rather by construing the terms of this Agreement fairly and reasonable in accordance with their generally accepted meaning.


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    3.4    MODIFICATION OF AGREEMENT:  This Agreement may be amended or modified in any way at any time by an instrument in writing stating the manner in which it is amended or modified and signed by each of the parties hereto. Any such writing amending or modifying this Agreement shall be attached to and kept with this Agreement.

    3.5 ATTORNEY FEES: If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of the Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

    3.6 ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement.

    3.7 COUNTERPARTS: This Agreement may be signed in one or more counterparts.

    3.8 FACSIMILE TRANSMISSION SIGNATURES: A signature received pursuant to a facsimile transmission shall be sufficient to bind a party to this Agreement.


                                                      INTERNATIONAL
                                                      COMMUNICATIONS
                                                      ENTERPRISES, LTD.


DATED:  September 23, 1999                        BY: /s/ Leonard Goldstein
                                                      --------------------------
                                                      LEONARD GOLDSTEIN
                                                      Managing Director


                                                      GLOBAL TELEPHONE
                                                      COMMUNICATION INC.


DATED:  September 23, 1999                        BY: /s/ Terry Wong
                                                      --------------------------
                                                      TERRY WONG
                                                      President


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